Exhibit 99.1

AMENDMENT NO.1 TO EXCHANGE AGREEMENT

THIS AMENDMENT NO.1 TO EXCHANGE AGREEMENT (this “Amendment No.1 ”), dated as of May 11, 2006, is made by and among Sirona Holdings Luxco S.C.A., a société en commandite par actions, organized under the laws of the Grand Duchy of Luxembourg (“Luxco”), Sirona Holding GmbH, a corporation organized under the laws of the Federal Republic of Germany and formerly known as Blitz 05-118 GmbH (“Sirona”) and a wholly owned subsidiary of Luxco, and Schick Technologies, Inc., a Delaware corporation (“Schick”). Each of Luxco, Sirona and Schick are referred to herein individually as a “ Party” and collectively as the “Parties.” All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Exchange Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Exchange Agreement, dated as of September 25, 2005 (the “Exchange Agreement”);

WHEREAS, in connection with the Exchange Transactions and other transactions contemplated by the Exchange Agreement, Schick will hold a special stockholders meeting on or about June 14, 2006 at which meeting the Schick stockholders will vote on such transactions (the “ Special Stockholders Meeting”);

WHEREAS, Section 8.1(c) of the Exchange Agreement currently provides that subject to certain conditions, the Exchange Agreement may be terminated by either Schick or Luxco at any time prior to the Closing Date, if the Closing has not occurred on or before May 31, 2006 (the “ Termination Date”); and

WHEREAS, the Parties wish to extend the Termination Date to allow for additional time to hold the Special Stockholders Meeting and effect the Closing.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.             Section 8.1(c) of the Exchange Agreement is hereby amended by replacing the date “May 31, 2006” with the date “June 30, 2006.”

2.             Except as expressly amended hereby, the Exchange Agreement remains in full force and effect.

3.             This Amendment No.1 may be executed in two or more counterparts (including by means of telecopied or electronically mailed signature pages), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same document.

4.             This Amendment No.1 shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

IN WITNESS WHEREOF, Luxco, Sirona and Schick have caused this Amendment No.1 to be signed by their respective officers thereunto duly authorized, all as of date first written above.

SIRONA HOLDINGS LUXCO S.C.A., a société en commandite par actions, organized under the laws of the Grand Duchy of Luxembourg

By: Sirona Holdings S.A.
Its: Manager

By:	/s/ Timothy Sullivan
Name: Timothy Sullivan
Title: A Director

By:	/s/ Catherine Koch
Name: Catherine Koch
Title: B Director

SIRONA HOLDING GMBH, a corporation organized under the laws of the Federal Republic of Germany and formerly known as Blitz 05-118 GmbH

By:	/s/ Simone Blank
Name: Simone Blank
Title: EVP and CFO

SCHICK TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Jeffrey T. Slovin
Name: Jeffrey T. Slovin
Title: Chief Executive Officer